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                                                                   Exhibit 99(a)

NEWS RELEASE

            STYLING TECHNOLOGY ANNOUNCES $100 MILLION NOTES OFFERING

PHOENIX, May 20/PRNewswire/--Styling Technology Corp. (Nasdaq: STYL - news), today announced that, subject to market and other conditions, the company intends to raise $100 million through the private placement of notes. The notes will be sold within the United States to institutional accredited investors and qualified institutional buyers pursuant to Rule 144A, and outside the United States to non-U.S. investors. The company intends to use the net proceeds of the offering to finance the purchase price and related costs of the acquisitions announced separately today, to repay existing indebtedness, and for working capital purposes. The company expects the offering to close in June.

The notes have not been and will not be registered under the Securities Act of 1933, as amended, or applicable state or foreign securities laws, and may not be offered or sold in the United States absent registration under federal and applicable state securities laws or an available exemption from such registration under federal and applicable state securities laws or an available exemption from such registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

Styling Technology Corporation is a consolidator in the highly fragmented professional salon products industry. The company is taking advantage of this fragmentation by targeting the acquisition of professional salon product companies. The company develops, produces, and markets professional salon products, including hair care, nail care, and skin and body care products as well as salon appliances and sundries. The company sells its products primarily to salon products and tanning supply distributors, beauty supply outlets and salon chains. The company's operating strategy with respect to acquired companies is to reduce overhead, consolidate production, and create synergies in distribution and marketing.

For further information regarding Styling Technology Corp. free of charge via fax, dial 1-800-PRO-INFO and enter "STYL."

SOURCE: Styling Technology Corp.


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